Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-226713) on Form S-3 and (No. 333-230620) on Form S-8 of Priority Technology Holdings, Inc. of our report dated March 30, 2020, except for the change in reportable segments described in Note 20 as to which the date is March 17, 2022, relating to our audit of the consolidated financial statements of Priority Technology Holdings, Inc. which appears in this Annual Report on Form 10-K of Priority Technology Holdings, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Atlanta, Georgia
March 17, 2022